Exhibit 16.1

Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N. W.
Washington, D.C. 20549

May 23, 2002

Dear Sir/Madam:

     We have read the first four (4) paragraphs of Item 4 included in the Report on Form 8-K, dated May 23, 2002 of Telephone and Data Systems, Inc., to be filed with the Securities and Exchange Commission, and are in agreement with the statements contained therein.

Very truly yours,

/s/ Arthur Andersen LLP